MMC ENERGY, INC.
26 Broadway
Suite 960
New York, NY 10004
(212) 977-0900

MMC ENERGY, INC. ANNOUNCES EQUIPMENT SALE CLOSING

New York- December 11, 2008-MMC Energy, Inc. (NASDAQ: MMCE) announced today that it has completed the sale of its membership interest in MMC Escondido II, LLC, (the “Membership Interest”) a wholly-owned subsidiary whose only asset is an agreement to acquire a General Electric LM6000 PC Sprint® turbine for $15.3 million to an affiliate of Wellhead Electric Company, Inc., as first announced on November 26, 2008. The Company continues to own all other assets related to the Escondido peaking facility, including the permit to upgrade that facility.

In connection with the sale, the Company amended its $25.5 million loan facility with GE Energy Financial Services to, release MMC Escondido II, LLC and its turbine as collateral, reduce the size of the facility to $10.2 million which is sufficient to cover the remaining anticipated borrowings on the two turbines remaining on order with GE for use in the Company’s Chula Vista upgrade project, and to increase the interest rate on borrowings under the facility by 150 basis points.  The Company used a portion of proceeds received in the sale to repay its outstanding borrowings of $8.57 million to GE, of which $3.5 million related to the Escondido turbine and $5.0 million related to the two Chula Vista turbines that remain on order, as well as paying all accrued interest on such borrowings, applicable prepayment penalties, and the remaining $1.5 million installment payment on the Escondido turbine.

As a result of the sale and above loan repayments, together with additional operating cash flows during the quarter, the Company had a cash balance of approximately $9.9 million as of December 10, 2008, with $2.0 million of debt outstanding under its loan facility with TD Banknorth.  The Company is obligated to make approximately $8.1 million of scheduled payments on the two turbines that remain on order for use at Chula Vista prior to delivery scheduled in March 2009.  These turbines are also GE LM6000 PC Sprints® similar to the one purchased by the subsidiary which MMC sold for $15.3 million.  The Company continues to own its three existing generating facilities as well as additional equipment to be used in its construction of the new generating units.

The Company agreed to acquire the turbine sold from General Electric for an expected delivery in December 2008 for use at its Escondido Energy Upgrade Project, and the two additional turbines for use at its Chula Vista Energy Upgrade Project.  The Company is in the process of preparing to submit bids for long-term contracts for peaking power for these Upgrade Projects, which contracts would likely commence in 2010.  The Company anticipates that it will receive permits from the California Energy Commission for its re-powering of the Chula Vista site in the first quarter of 2009.  The Company believes that the sale to Wellhead at this time is a better option than incurring substantial costs to store and maintain the turbine until construction at its Escondido generating site commences. The Company believes that there will be comparable turbines available on a timely basis when required to begin construction.   There can be no assurance, however, that the Company will successfully obtain long-term power agreements, receive necessary permits or be able to purchase turbines in the future when needed.

Michael Hamilton, CEO of MMC Energy commented, "We continue to believe that our power generation facilities in San Diego carry significant value, given the shortage of new generation throughout the State of California, and given the lengthy permitting process in that State, we are confident that permitting these sites for an upgrade adds significant value.  In the meantime, we believe the turbine sale demonstrates the value and liquidity of our assets not reflected in our current market price."

About MMC Energy, Inc.:

The Company acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States.

The Company's mission is to acquire, directly or through joint ventures, a portfolio of small to mid-size natural gas fueled electricity generating assets, generally below 80 megawatts or ``MW.''

The Company creates long-term value for its shareholders through disciplined asset acquisitions and hands on post-acquisition asset management. The Company has invested in electricity assets which provide essential services to key transmission constrained markets in California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable.

To date, the Company has acquired three electricity generating assets in California, totaling 110 MW of capacity. The Company is poised to upgrade two of these assets, the 97 MW MMC Chula Vista Upgrade and the 48.5 MW MMC Escondido Upgrade, both located in San Diego County, California. When completed, the upgrades will add an incremental 89 MWs to this transmission constrained region.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 including anticipated events relating to completion of the Company’s current upgrade projects. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, those risks described in the Company’s Annual Report on Form 10-K, its most recent prospectus filed with the SEC on November 19, 2007 and in its other public filings.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements.

Source: MMC Energy, Inc.

Contact:

          MMC Energy Inc.
          Denis G. Gagnon, Chief Financial Officer
          (212) 977-0900
          www.mmcenergy.com

          BPC Financial Marketing
          Investor Contact:
          John Baldissera
          (800) 368-1217